CUMBERLAND PHARMACEUTICALS LAUNCHES PROMOTION OF ETHYOL®
IN THE UNITED STATES FOR ONCOLOGY PATIENT SUPPORT

Nashville, Tenn., September 26, 2016 - Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX), announced today that it has launched the U.S. promotion of Ethyol® (amifostine) for Injection, a hospital-based product used to treat oncology patients. Ethyol is an FDA approved cytoprotective drug indicated to reduce the incidence of xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer. It also reduces the cumulative renal toxicity associated with the repeated administration of cisplatin in patients with advanced ovarian cancer. Cumberland entered into an exclusive agreement with Clinigen Group plc to commercialize Ethyol in the United States earlier this year. Cumberland is responsible for all distribution, promotion, and medical support of Ethyol in the United States.

“We are pleased to now offer Ethyol to oncology patients throughout the United States,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We have worked diligently to prepare for the reintroduction of Ethyol and are excited to expand our activities into hospital-based oncology and this new patient population.”

In preparation for the product’s launch, Cumberland completed training its sales and medical organization, stocked the product at wholesalers serving hospitals nationwide, and recently introduced the product website. Ethyol will be supported by Cumberland's hospital sales force. Ethyol is Cumberland’s first oncology support product and complements its current portfolio of specialty hospital pharmaceuticals.

Ethyol is a key global brand within the Specialty Pharmaceuticals division of Clinigen Group and is the first product that Cumberland has licensed from Clinigen under an exclusive strategic alliance entered into in 2015. The U.S. launch represents an important milestone in ensuring patients have the best opportunity to be treated with Ethyol, should they need it.

“The U.S. launch of Ethyol represents a major step forward in Clinigen Group’s mission of ensuring patients worldwide have access to the medicines they need,” said Shaun Chilton, Deputy Chief Executive Officer of Clinigen Group. “Patients in the U.S. are now able to access Ethyol to manage the side effects of their vital cancer treatment. Our strategic alliance with Cumberland is a key part of our global revitalization strategy for Ethyol, an important treatment for cancer patients.”

About Ethyol® (amifostine)
Ethyol is indicated to reduce the cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer. It is indicated to reduce the incidence of moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid glands. Xerostomia, or diminished saliva production, can lead to difficulties eating, speaking, and swallowing.

About Cumberland Pharmaceuticals
Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on acquisition, development, and commercialization of high-quality products that improve the quality of care for patients. The Company has a diverse product portfolio with a focus in the areas of hospital acute care and gastroenterology.

Cumberland's marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia, Omeclamox-Pak® for the treatment of H. pylori and duodenal ulcer disease, and Ethyol® (amifostine) for Injection, for the treatment of oncology patients Cumberland is dedicated to also developing innovative products that address unmet medical needs. The Company’s product candidates in clinical development include: Hepatoren® (ifetroban) Injection for the treatment of hepatorenal syndrome, Boxaban® (ifetroban) Oral Capsule for patients suffering from aspirin exacerbated respiratory disease, and VasculanTM (ifetroban) Oral Capsule for the treatment of systemic sclerosis. For more information on Cumberland Pharmaceuticals Inc., please visit www.cumberlandpharma.com.

About Clinigen Group
Clinigen Group plc is a global pharmaceutical and services company with a unique combination of businesses focused on providing access to medicines. Its mission is to deliver the right medicine to the right patient at the right time. The Group consists of five synergistic businesses focused in three areas of global medicine supply; clinical trial, unlicensed and licensed medicines. The Group is also the trusted global leader in ethically sourcing and supplying unlicensed medicines to hospital pharmacists and physicians for patients with a high unmet need.
For more information, please visit www.clinigengroup.com

Forward-Looking Statements
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland's operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland's results of operations.

These factors include market conditions, competition, an inability of manufacturers to produce Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company's most recent Form 10-K and subsequent 10-Q's as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

SOURCE: Cumberland Pharmaceuticals Inc.

Contact Details
Cumberland Pharmaceuticals

Investor Contact:	Media Contact:
Erin Smith	Rebecca Kirkham
Corporate Relations	Lovell Communications
(615) 255-0068	(615) 297-7766

Contact Details
Clinigen Group plc	Tel: +44 (0) 1283 495010
Peter George, Group Chief Executive Officer Shaun Chilton, Group Deputy Chief Executive Officer Martin Abell, Group Chief Financial Officer

Numis Securities Limited	Tel: +44 (0) 20 7260 1000
Michael Meade/Freddie Barnfield (Nominated Adviser) James Black/Tom Ballard (Corporate Broking)

Peel Hunt LLP - Joint Broker	Tel: +44 (0) 20 7418 8900
James Steel

Instinctif Partners - Media Relations	Tel: +44 (0) 20 7457 2020
Melanie Toyne-Sewell/Jen Lewis/Emma Barlow	Email: clinigen@instinctif.com